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Exhibit 10.8
EXECUTION COPY

EXECUTIVE SUBSCRIPTION AGREEMENT

        This EXECUTIVE SUBSCRIPTION AGREEMENT (this "Agreement") is dated as of February 28, 2003, by and between McCormick & Schmick Holdings, LLC, a Delaware limited liability company (the "LLC" or "Company"), and Ray Bean (the "Executive"). Capitalized terms used herein but not otherwise defined have the meaning set forth in Section 1 below.

        WHEREAS, the parties desire to enter into an agreement regarding the acquisition by the Executive of the number of the LLC's Class B Units and Class C Units set forth on Schedule I attached hereto, upon terms and conditions set forth herein;

        WHEREAS, the Class B Units and Class C Units acquired hereunder by the Executive are being issued by the LLC pursuant to compensation and incentive arrangements established by the LLC's Board of Advisors; and

        WHEREAS, the Executive acknowledges and agrees that the provisions of this Agreement (including, without limitation, Sections 5, 6 and 7) are material to the LLC and its Subsidiaries and that the LLC would not have entered into this Agreement without such provisions.

        NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

        1.     Definitions. As used herein, the following terms shall have the following meanings.

        "Affiliate" means, as to any Person, any other Person that directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

        "Board of Advisors" means the LLC's Board of Advisors (as defined in the LLC Agreement).

        "BRS" means Bruckmann, Rosser, Sherrill & Co. II, L.P., a Delaware limited partnership.

        "Castle Harlan" means Castle Harlan Partners III, L.P., a Delaware limited partnership.

        "Cause" means (a) conviction of the Executive for any crime constituting a felony in the jurisdiction in which it was committed, or the commission of any other criminal act against the LLC or any of its Subsidiaries involving dishonesty or willful misconduct intended to injure the LLC or any of its Subsidiaries (whether or not a felony and whether or not criminal proceedings are initiated); (b) failure or refusal of the Executive in any material respect to perform the duties of his employment or to follow the lawful and proper directives of the Board, and such failure or refusal continues uncured for a period of twenty (20) days after the first written notice thereof (or for a period of five (5) days after any subsequent written notice thereof), specifying the nature of such failure or refusal and requesting that it be cured, is given by the LLC to the Executive; (c) any willful or intentional act of the Executive committed for the purpose, or having the reasonably foreseeable effect, of injuring the LLC, any of its Subsidiaries or their business or reputation or of improperly or unlawfully converting for the Executive's own personal benefit any property of the LLC or any of its Subsidiaries; or (d) as otherwise defined in any employment agreement, letter or other agreement with the Executive or in written policies or procedures of the LLC or any of its Subsidiaries.

        "Class A Units" means the Class A-1 Units and the Class A-2 Units.

        "Class A-1 Units" has the meaning set forth in the LLC Agreement.

        "Class A-2 Units" has the meaning set forth in the LLC Agreement.

        "Class B Units" has the meaning set forth in the LLC Agreement.

        "Class C Units" has the meaning set forth in the LLC Agreement.

        "Common Equity Value" means, on a consolidated basis, EBITDA of the Company and its Subsidiaries (before pre-opening expenses, management fees and noncash deferred rental expenses) multiplied by six (6), minus net debt (including, without limitation, all debt incurred pursuant to any senior credit facility of any of the LLC's Subsidiaries and all subordinated debt of any of the LLC's Subsidiaries; but excluding any asset or liability associated with the valuation under FAS 133 of the interest rate swap arrangements under that certain ISDA Master Agreement, dated as of November 20, 2001, by and between Fleet National Bank and McCormick & Schmick Acquisition Corp.), minus preferred equity (including, without limitation, the Senior Exchangeable Preferred Stock and the Preferred Units).

        "Common Interests" means the LLC's Class A Units, Class B Units and Class C Units, as adjusted for any unit split, unit dividend, or other combination, exchange, conversion, recapitalization, merger, consolidation or reorganization, or if such Common Interests are exchanged for different interests or securities of the LLC, such other interests or securities and any other Common Interests of the LLC hereinafter issued.

        "Common Units" means the Class A-1 Units, the Class A-2 Units and the Class B Units. For purposes of this Agreement, a Person will be deemed to be a holder of Common Units whenever such Person has the right to acquire directly or indirectly such Common Units (upon conversion or exercise in connection with a transfer of securities or otherwise, but disregarding any restrictions or limitations upon the exercise of such right), whether or not such acquisition has actually been effected.

        "Company Group" means the LLC and its Subsidiaries.

        "Disability" means the permanent and total inability of an individual to perform any gainful occupation for which he is reasonably fitted by education, training, and experience.

        "Executive Securities" means the LLC's Class B Units and Class C Units acquired by the Executive and will include units of the LLC's Common Interests issued with respect to Executive Securities by way of a split, dividend, combination, exchange, conversion, or other recapitalization, merger, consolidation or reorganization.

        "Fair Market Value" of each unit of Executive Securities means the average of the closing prices of the sales of the applicable Common Interests of the Company on all securities exchanges on which such Common Interests may at the time be listed, or, if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such Common Interests are not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, or, if on any day such Common Interests are not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau Incorporated, or any similar successor organization, in each such case averaged over a period of 21 days consisting of the day as of which the Fair Market Value is being determined and the 20 consecutive business days prior to such day. If at any time the applicable Common Interests are not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, the Fair Market Value shall be the fair value of such Common Interests determined in good faith by the Board of Advisors.

        "Family Group" means, with respect to an individual who holds any of the LLC's units, such individual, such individual's spouse, siblings, ancestors and descendants (whether natural, by marriage or adopted) and any trust or other estate planning vehicle solely for the benefit of such individual and/or such individual's spouse, siblings, their respective ancestors and/or descendants (whether natural, by marriage or adopted).

        "Independent Third Party" means any Person who, immediately prior to the contemplated transaction (i) does not own in excess of 5% of the Common Units (any Person owning in excess of 5% of the Common Units being referred to herein as, a "5% Owner"), (ii) is not an Affiliate of any such 5% Owner and (iii) is not the a member of the Family Group of any such 5% Owner.

        "Investors" means BRS and Castle Harlan.

        "Joinder Agreements" has the meaning set forth in Section 2(c) hereof.

        "LLC Agreement" means that certain Amended and Restated Limited Liability Company Agreement of McCormick & Schmick Holdings, LLC, dated as of August 22, 2001, by and among the LLC and each of the other parties thereto, as in effect from time to time.

        "Members Agreement" means that certain Members Agreement, dated as of August 22, 2001, by and among the LLC and each of the other parties thereto, as in effect from time to time.

        "Original Cost" of each Class B Unit acquired hereunder shall be equal to $0.00, and Original Cost of each Class C Unit acquired hereunder shall be equal to $0.00.

        "Performance Vesting Executive Securities" means the Executive Securities that are Class B Units set forth below the term "Performance Vesting Executive Securities" on Schedule I attached hereto.

        "Person" means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

        "Preferred Units" has the meaning set forth in the LLC Agreement. For purposes of the definition of "Common Equity Value" in this Agreement, the Preferred Units Warrant shall be treated as the number of Preferred Units that the holder of such Preferred Units Warrant could acquire through its exercise.

        "Preferred Units Warrant" means that certain Preferred Units Purchase Warrant issued to Mellon Bank, N.A., as trustee for the Bell Atlantic Master Trust ("Bell Atlantic"), pursuant to that certain Stock and Warrant Purchase Agreement, dated as of August 22, 2001, by and among Bell Atlantic, McCormick & Schmick Acquisition Corp. II and the LLC, which represents the right to purchase a certain number of Preferred Units.

        "Registration Rights Agreement" means that certain Registration Rights Agreement, dated as of August 22, 2001, by and among the LLC and each of the parties thereto, as in effect from time to time.

        "Sale of the Company" means the sale of the Company, including in one or more series of related transactions, to an Independent Third Party or group of Independent Third Parties pursuant to which such party or parties acquire (i) equity securities of the Company constituting all or substantially all of the Common Units (excluding all Class B Units that, immediately prior to the event(s) that could constitute a Sale of the Company, have not become vested) of the Company (whether by merger, consolidation, sale or transfer of the Company's outstanding interests or units, or otherwise) or (ii) all or substantially all of the Company's consolidated assets.

        "Securities Act" means the Securities Act of 1933, as amended from time to time.

        "Senior Exchangeable Preferred Stock" means that certain 13% Senior Exchangeable Preferred Stock, par value $1.00 per share, of McCormick & Schmick Acquisition Corp. II, a Delaware corporation, having all the rights and preferences set forth in the Amended and Restated Certificate of Incorporation of McCormick & Schmick Acquisition Corp. II, dated as of August 22, 2001.

        "Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing director, general partner or similar controlling Person of such limited liability company, partnership, association or other business entity.

        "Time Vesting Executive Securities" means the Executive Securities that are Class B Units set forth below the term "Time Vesting Executive Securities" on Schedule I attached hereto.

        "Vesting Executive Securities" means all of the Performance Vesting Equity Securities and Time Vesting Equity Securities.

        2.     Executive Securities.

          (a)   At the Closing, subject to the terms and conditions set forth herein, the LLC shall grant to the Executive, and the Executive shall acquire from the LLC, the number of Class B Units and Class C Units specified in the table on Schedule I attached hereto.

          (b)   The closing of the grant of the Class B Units and Class C Units (the "Closing") shall take place at the offices of Kirkland & Ellis, 153 East 53rd Street, New York, New York 10022 at 10 a.m. New York time on the date hereof (the "Closing Date"), or at such other place or such other time or date as the LLC may designate. At the Closing, the Executive shall execute and deliver to the LLC the Section 83(b) election form (as attached hereto as Exhibit A) necessary for the Executive to make an effective election with the Internal Revenue Service under Section 83(b) of the Internal Revenue Code and the regulations promulgated thereunder.

          (c)   Upon execution of this Agreement, the Executive shall execute and deliver a joinder to the LLC Agreement, the Members Agreement and the Registration Rights Agreement (collectively, the "Joinder Agreements"), to the extent the Executive is not already a party to each of the Joinder Agreements.

          (d)   In connection with the acquisition of the Executive Securities, the Executive represents and warrants to the LLC that:

              (i)  The Executive Securities to be acquired by the Executive pursuant to this Agreement will be acquired for the Executive's own account and not with a view to, or intention of, distribution thereof in violation of the Securities Act, or any applicable state securities laws, and the Executive Securities will not be disposed of in contravention of the Securities Act or any applicable state securities laws.

             (ii)  No commission, fee or other remuneration is to be paid or given, directly or indirectly, to any Person for soliciting the Executive to acquire the Executive Securities.

            (iii)  The Executive is sophisticated in financial matters and is able to evaluate the risks and benefits of the investment in the Executive Securities and has determined that such investment in the Executive Securities is suitable for the Executive, based upon the Executive's financial situation and needs, as well as the Executive's other securities of the LLC.

            (iv)  The Executive is able to bear the economic risk of the Executive's investment in the Executive Securities for an indefinite period of time and the Executive understands that the Executive Securities have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

             (v)  The Executive has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of Executive Securities and has had full access to such other information concerning the LLC as the Executive has requested.

            (vi)  This Agreement constitutes the legal, valid and binding obligation of the Executive, enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by the Executive does not and will not conflict with, violate or cause a breach of any agreement, contract or instrument to which the Executive is a party or any judgment, order or decree to which the Executive is subject.

           (vii)  The Executive has not taken any action that constitutes a conflict with, violation or breach of, and the execution and delivery of this Agreement and the other agreements contemplated hereby will not conflict with, violate or cause a breach of, any noncompete, nonsolicitation or confidentiality agreement to which Executive is a party or by which Executive is bound. Executive agrees to notify the Board of Advisors of any matter (including, but not limited to, any potential acquisition by the LLC or any of its Subsidiaries) that, to Executive's knowledge, might reasonably be expected to violate or cause a breach of any such agreement.

          (e)   As an inducement to the LLC to issue the Executive Securities to the Executive, and as a condition thereto, the Executive acknowledges and agrees that:

              (i)  neither the Executive's ownership of any equity of the LLC, the issuance of the Executive Securities to the Executive, nor any provision contained herein shall entitle the Executive to remain in the employment of the Company or any of its Subsidiaries or affect the right of the Company or any of its Subsidiaries to terminate the Executive's employment at any time for any reason; and

             (ii)  the Company shall have no duty or obligation to disclose to the Executive, and the Executive shall have no right to be advised of, any material information regarding the Company and its Subsidiaries at any time prior to, upon or in connection with the repurchase of Executive Securities upon the termination of the Executive's employment with the Company and its Subsidiaries or as otherwise provided hereunder.

          (f)    The Company and the Executive acknowledge and agree that this Agreement has been executed and delivered, and the Executive Securities have been issued hereunder, in connection with and as a part of the compensation and incentive arrangements between the LLC and the Executive, which arrangements have been established by the Board of Advisors.

        3.     Vesting of Vesting Executive Securities.

          (a)   Date Hereof. None of the Vesting Executive Securities are vested as of the date hereof. Vesting Executive Securities that have become vested are referred to herein as "Vested Class B Units," and all other Vesting Executive Securities are referred to herein as "Unvested Class B Units." The number of Vested Class B Units shall not increase once the Executive ceases to be employed by the Company and/or any of its Subsidiaries.

          (b)   Time Vesting Executive Securities.

              (i)  Normal Vesting. Except as otherwise provided in Section 3(b)(ii) below, the Time Vesting Executive Securities shall become vested in accordance with the following schedule, if as of each such date the Executive is employed by the Company or any of its Subsidiaries:

Date	Cumulative Percentage of Time Vesting Executive Securities That Shall Vest
August 23, 2004	20%
August 23, 2005	50%
August 23, 2006	100%

             (ii)  Acceleration of Vesting Upon a Sale of the Company. If the Executive is, and has been, continuously employed by the Company or any of its Subsidiaries from the date of this Agreement until a Sale of the Company, the portion of the Executive's outstanding Time Vesting Executive Securities that has not become vested at the date of such event shall immediately vest simultaneously with consummation of the Sale of the Company.

          (c)   Performance Vesting Executive Securities.

              (i)  Normal Vesting. The Performance Vesting Executive Securities acquired hereunder by the Executive shall become fully vested on December 31, 2007, if and only if  the Executive is, and has been, continuously employed by the Company or any of its Subsidiaries from the date of this Agreement through December 31, 2007.

             (ii)  Acceleration of Vesting Based on Performance Targets. Notwithstanding Section 3(c)(i) above, the Performance Vesting Executive Securities shall become vested based on the achievement by the Company of certain Common Equity Value targets at the end of each of Company's fiscal years as set forth on the following schedule (the "Target CEV"), if and only if  the Executive is, and has been, continuously employed by the Company or any of its Subsidiaries from the date of this Agreement through the date at the end of each such fiscal year:

Fiscal Year Ended	Target CEV	Percentage of Performance Vesting Executive Securities That Shall Vest
December 31, 2002	($7,900,000)	20%
December 31, 2003	$4,300,000	20%
December 31, 2004	$13,000,000	20%
December 31, 2005	$26,800,000	20%
December 31, 2006	$38,300,000	20%

            In the event that the Company does not achieve the Target CEV given above at the end of any fiscal year, the Performance Vesting Executive Securities that were not earned at the end of such fiscal year or years shall vest, if and only if  (x) the Company achieves the Target CEV for any subsequent fiscal year end given above and (y) the Executive is, and has been, continuously employed by the Company or any of its Subsidiaries from the date of this Agreement through the date at the end of such subsequent fiscal year.

            Such vesting shall be determined upon the delivery of the Company's audited financial statements following the end of each of the Company's fiscal years given above, and the effective date of any such vesting shall be the end of each such fiscal year. If the Executive ceases to be employed by the Company and its Subsidiaries on any date other than on a fiscal year end given above, the percentage of the Executive's Performance Vesting Executive Securities that is vested shall equal the percentage of such Performance Vesting Executive Securities that was vested as of the immediately preceding fiscal year end.

            (iii)  Acceleration of Vesting Upon a Sale of the Company Resulting in Certain Cash Proceeds. If the Executive is, and has been, continuously employed by the Company or any of its Subsidiaries from the date of this Agreement until a Sale of the Company, the portion of the Executive's outstanding Performance Vesting Executive Securities that has not become vested at the date of such event shall immediately vest simultaneously with consummation of the Sale of the Company, if and only if  the net cash proceeds actually received, in the aggregate, with respect to the Class A Units and Class B Units by the holders of the Class A Units and Class B Units as a result of the Sale of the Company equals or exceeds $50,000,000.

        4.     Right to Repurchase Executive Securities Upon the Executive's Termination.

          (a)   Repurchase Option. If the Executive's employment with the Company and its Subsidiaries shall terminate for any reason, including upon the Executive's death, Disability, voluntary resignation or termination with or without Cause (the date on which such termination occurs being referred to as the "Termination Date"), the Executive Securities (whether held by the Executive or by one or more of the Executive's transferees) shall be subject to repurchase by the Company and the Investors pursuant to the terms and conditions set forth in this Section 4 (the "Repurchase Option").

          (b)   Repurchase by Company. The Board of Advisors, in its sole discretion, may cause the Company to elect to purchase all or any portion of the Vested Class B Units, Unvested Class B Units and/or Class C Units by delivery of written notice (the "Repurchase Notice") to the Executive or any other holders of the Executive Securities within 180 days after the Termination Date. The Repurchase Notice shall set forth the number of Vested Class B Units, Unvested Class B Units and/or Class C Units to be acquired from the Executive and such other holder(s), the aggregate consideration to be paid for such securities and the time and place for the closing of the transaction. The number of Executive Securities to be repurchased by the Company shall first be satisfied to the extent possible from the Executive Securities held by the Executive at the time of delivery of the Repurchase Notice. If the number of Executive Securities then held by the Executive is less than the total number of Executive Securities the Company has elected to purchase, then the Company shall purchase the remaining Executive Securities elected to be purchased from the other holders thereof, pro rata according to the number of such Executive Securities held by each such holder at the time of delivery of such Repurchase Notice (determined as close as practicable to the nearest whole units).

          (c)   Repurchase by Investors. If for any reason the Company does not elect to purchase all of the Executive Securities pursuant to the Repurchase Option, the Investors shall be entitled to exercise the Repurchase Option for the Executive Securities the Company has not elected to purchase (the "Available Securities"). As soon as practicable after the Company has determined that there will be Available Securities, but in any event within 120 days after the Termination Date, the Company shall give written notice (the "Option Notice") to the Investors setting forth the number of Available Securities and the purchase price for the Available Securities. The Investors may elect to purchase any or all of the Available Securities by giving written notice to the Company within 45 days after the Option Notice has been given by the Company. If the Investors elect to purchase an aggregate number of securities greater than the number of Available Securities, the Available Securities shall be allocated among the Investors in an amount equal to the lesser of (i) the maximum amount requested by each Investor and (ii) such Investor's pro rata share of all Class A Units held by the Investors (with such allocation procedure being repeated until either all Available Securities requested to be purchased by the Investors have been so allocated or no Available Securities remain available for purchase) As soon as practicable, and in any event within ten days after the expiration of the 45-day period set forth above, the Company shall notify each holder of Executive Securities as to the number of Vested Class B Units, Unvested Class B Units and/or Class C Units being purchased from such holder by the Investors

  (the "Supplemental Repurchase Notice"). At the time the Company delivers the Supplemental Repurchase Notice to the holder(s) of Executive Securities, the Company shall also deliver written notice to each Investor setting forth the number of Vested Class B Units, Unvested Class B Units and/or Class C Units such Investor is entitled to purchase, the aggregate purchase price and the time and place of the closing of the transaction.

          (d)   Purchase Price.

              (i)  Unvested Class B Units and Class C Units. The purchase price for each Unvested Class B Unit and each Class C Unit shall be the lesser of the Fair Market Value for each such unit and the Executive's Original Cost for each such unit.

             (ii)  Vested Class B Units. In the event of the Executive's death, Disability or termination without Cause, the purchase price for each Vested Class B Unit shall be the Fair Market Value for such unit. In the event of the Executive's voluntary resignation, the purchase price for each Vested Class B Unit shall be 50% of the Fair Market Value for such unit. In the event of the Executive's termination for Cause, the purchase price for each Vested Class B Unit shall be the lesser of the Fair Market Value for each such unit and the Executive's Original Cost for each such unit.

            (iii)  Manner of Payment. If the Company elects to purchase all or any part of the Executive Securities pursuant to the Repurchase Option, including Executive Securities held by one or more transferees, the Company shall pay for such securities, at its option, by the delivery of (i) a certified or cashier's check or wire transfer of funds, (ii) a subordinated promissory note of the Company or any of its Subsidiaries, or (iii) both (i) and (ii) above, in the aggregate amount of the purchase price for such securities. Such subordinated promissory note shall bear interest at a rate per annum equal to the prime rate announced from time to time by Fleet National Bank (which shall be payable annually, at the Company's option, either in cash or in kind), shall have all principal payment due on the fifth anniversary of the date of issuance, shall be subordinated on terms and conditions satisfactory to the holders of the Company's and/or its Subsidiaries' indebtedness for borrowed money, and shall be subject to any restrictive covenants to which the Company and/or its Subsidiaries are subject at the time of such purchase. In addition, the Company may pay the purchase price for such securities by offsetting amounts outstanding under any indebtedness or obligations owed by you to the Company. If any Investors elect to purchase all or any portion of the Available Securities, such Investors shall pay for that portion of such Executive Securities by certified or cashier's check or wire transfer of funds.

          (e)   Closing of Repurchase of Executive Securities. (e) The closing of the purchase of the Executive Securities pursuant to the Repurchase Option shall take place on the date designated by the Company in the Repurchase Notice or Supplemental Repurchase Notice, which date shall not be more than 60 days nor less than five days after the delivery of the later of either such notice to be delivered; provided, that no such Executive Securities shall be purchased pursuant to this Section 4 within six (6) months after the vesting of such securities (the "6 Month Restriction"). The purchasers of Executive Securities hereunder shall be entitled to receive customary representations and warranties from the sellers regarding such sale of securities (including, without limitation, representations and warranties regarding good title to such securities, free and clear of any liens or encumbrances, and authority and capacity to sell) and to require all sellers' signatures be guaranteed by a national bank or reputable securities broker.

          (f)    Certain Restrictions. Notwithstanding anything to the contrary contained in this Agreement, all repurchases of Executive Securities by the Company shall be subject to applicable restrictions (including, without limitation, the 6 Month Restriction and any applicable restrictions contained in the Delaware Limited Liability Company Act, Delaware General Corporation Law,

  and in the Company's and its Subsidiaries' debt and equity financing agreements). If any such restrictions prohibit the repurchase of Executive Securities hereunder that the Company is otherwise entitled or required to make, the time periods provided in this Section 4 shall be suspended, and the Company may make such repurchases as soon as it is permitted to do so under such restrictions.

          (g)   Governing Provisions. The LLC and the Executive agree that the provisions of this Section 4 shall govern the repurchase of any and all Executive Securities issued pursuant to this Agreement (and the repurchase provisions of Section 5.19 of the LLC Agreement shall not apply to any such repurchase).

        5.     Confidential Information. The Executive acknowledges that the information and data obtained by him while employed by any member of the Company Group concerning the business or affairs of any member of the Company Group, including any business plans, pricing information, sales figures, profit or loss figures, information relating to customers, clients, suppliers, sources of supply and customer lists ("Confidential Information") are the property of such member of the Company Group. Therefore, in exchange for the Executive Securities being issued to the Executive hereunder, the Executive agrees that, except as required by law or court order, he shall not disclose to any unauthorized person or use for his own account any Confidential Information without the prior written consent of the Board of Advisors, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of the Executive's acts or omissions to act. The Executive shall deliver to the LLC at the termination of such Executive's employment, or at any other time the LLC may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information, Work Product (as defined below) and the business of any member of the Company Group that he may then possess or have under his control.

        6.     Inventions and Patents. The Executive agrees that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, and all similar or related information that relates to any member of the Company Group's actual or anticipated business, research and development or existing or future products or services and that are conceived, developed or made by the Executive while employed by any member of the Company Group ("Work Product") belong to and are the property of such member of the Company Group. The Executive will promptly disclose such Work Product to the Board of Advisors and perform all actions reasonably requested by the Board of Advisors (whether during or after the Executive's employment period) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

        7.     Money Damages Inadequate. The Executive recognizes and affirms that in the event of his breach of any provision of Sections 5 or 6 of this Agreement, money damages would be inadequate and the Company Group would have no adequate remedy at law. Accordingly, the Executive agrees that in the event of a breach or a threatened breach by the Executive of any of the provisions of Sections 5 or 6, the Company Group, in addition and supplementary to other rights and remedies existing in its favor, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security).

        8.     Restrictions on Transfer.

          (a)   If certificated, the Executive Securities will bear the following legend:

    "THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON [FEBRUARY    , 2003], AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE

    "ACT"), OR UNDER ANY STATE SECURITIES LAWS, AND MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER AND COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER, CERTAIN REPURCHASE OPTIONS AND CERTAIN OTHER AGREEMENTS SET FORTH IN AN EXECUTIVE SUBSCRIPTION AGREEMENT BETWEEN THE COMPANY AND THE SIGNATORY THERETO DATED AS OF [FEBRUARY    , 2003], AS AMENDED, RESTATED OR MODIFIED FROM TIME TO TIME. A COPY OF SUCH AGREEMENT MAY BE OBTAINED FROM THE HOLDER HEREOF AT THE COMPANY'S PRINCIPAL PLACE OF BUSINESS WITHOUT CHARGE.

          (b)   No holder of Executive Securities may sell, transfer or dispose of any units of Executive Securities (except pursuant to an effective registration statement under the Securities Act) without first delivering to the LLC an opinion of counsel (reasonably acceptable in form and substance to the LLC) that neither registration nor qualification under the Securities Act and applicable state securities laws is required in connection with such transfer.

          (c)   Each holder of Executive Securities acknowledges and agrees that the Executive Securities are subject to additional restrictions contained in the Joinder Agreements.

        9.     Representations and Warranties of the LLC. The LLC hereby represents and warrants to the Executive that: (a) there are no statutory or contractual securityholders preemptive rights or rights of refusal with respect to the issuance of the Executive Securities hereunder that have not been waived, and (b) the offer, sale and issuance of the Executive Securities hereunder do not require registration under the Securities Act or any applicable state securities laws.

        10.   Notices. All notices, demands and other communications to be given or delivered under or by reason of provisions under this Agreement (a) shall be in writing, (b) must be delivered via a nationally-recognized overnight delivery service (delivery charges prepaid) or via facsimile along with written confirmation, and (c) shall be effective only upon actual receipt by the recipient at the addresses or facsimile numbers indicated below:

To the LLC:
McCormick & Schmick Holdings, LLC c/o Castle Harlan Partners III, L.P. 150 East 58th Street New York, NY 10155
Facsimile:	(212) 207-8042
Attention:	David B. Pittaway Justin Wender
With copies (which shall not constitute notice) to:
Bruckmann, Rosser, Sherrill & Co. II, L.P. 126 East 56th Street New York, NY 10022
Facsimile:	(212) 521-3799
Attention:	Harold O. Rosser Rice Edmonds Jamie Wall
Castle Harlan Partners III, L.P. 150 East 58th Street New York, NY 10155
Facsimile:	(212) 207-8042
Attention:	David B. Pittaway Justin Wender
Kirkland & Ellis Citigroup Center 153 East 53rd Street New York, NY 10022
Facsimile:	(212) 446-4900
Attention:	Kimberly P. Taylor
Schulte Roth & Zabel LLP 919 Third Avenue New York, NY 10022
Facsimile:	(212) 593-5955
Attention:	Michael R. Littenberg
To the Executive:
Ray Bean McCormick & Schmick Management Group 720 SW Washington, #550 Portland, Oregon 97205-3507
Facsimile:	(503) 552-8445

or such other address, facsimile number or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.

        11.   Miscellaneous.

          (a)   Transfers in Violation of Agreement. Any transfer or attempted transfer of any Executive Securities in violation of any provision of this Agreement or any of the Joinder Agreements shall be null and void, and the LLC shall not record such transfer on its books or treat any purported transferee of such Executive Securities as the owner of such securities for any purpose.

          (b)   Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

          (c)   Complete Agreement. This Agreement and the Joinder Agreements embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way.

          (d)   Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

          (e)   Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Executive, the LLC and their respective successors and assigns (including, without limitation, subsequent holders of Executive Securities); provided, that the rights and obligations of the Executive under this Agreement shall not be assignable except in connection with a transfer of Executive Securities that is permitted hereunder and under the Joinder Agreements.

          (f)    Governing Law. All questions concerning the construction, validity and interpretation of this Agreement and the exhibits hereto will be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York; provided, that any questions requiring interpretation of the laws governing limited liability companies shall be governed by the Delaware Limited Liability Company Act.

          (g)   Jurisdiction and Venue. ALL JUDICIAL PROCEEDINGS BROUGHT BY OR AGAINST THE LLC OR THE EXECUTIVE WITH RESPECT TO THIS AGREEMENT, ANY OTHER AGREEMENT CONTEMPLATED HEREBY OR ANY TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF DELAWARE OR IN THE CITY OF NEW YORK IN THE STATE OF NEW YORK. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE LLC AND THE EXECUTIVE ACCEPT FOR ITSELF AND HIMSELF AND IN CONNECTION WITH ITS OR HIS RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS, AND IRREVOCABLY AGREE TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT. THE LLC AND THE EXECUTIVE HEREBY WAIVE ANY CLAIM THAT SUCH JURISDICTION IS AN INCONVENIENT FORUM OR AN IMPROPER FORUM BASED ON LACK OF VENUE.

          (h)   Waiver of Jury Trial. THE LLC AND THE EXECUTIVE HEREBY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN

  ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT OR THE VALIDITY, PROTECTION, INTERPRETATION OR ENFORCEMENT THEREOF. THE LLC AND THE EXECUTIVE AGREE THAT THIS SECTION IS A SPECIFIC AND MATERIAL ASPECT OF THIS AGREEMENT AND WOULD NOT ENTER INTO THIS AGREEMENT IF THIS SECTION WERE NOT PART OF THIS AGREEMENT.

          (i)    Remedies. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including, without limitation, reasonable attorneys' fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

          (j)    Survival of Representations and Warranties. All representations and warranties contained herein or made in writing by any party in connection herewith shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, regardless of any investigation made by the Executive or on its behalf.

          (k)   Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the LLC and the Executive.

          (l)    Third-Party Beneficiaries. Certain provisions of this Agreement are entered into for the benefit of and shall be enforceable by the Investors as provided herein.

          (m)  Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

* * * * *

        IN WITNESS WHEREOF, the parties hereto have executed this Executive Subscription Agreement as of the date first written above.

MCCORMICK & SCHMICK HOLDINGS, LLC
By:	/s/ DOUGLAS L. SCHMICK Its: President
/s/ RAY BEAN Ray Bean

Schedule I

Executive Securities Granted to Ray Bean

Number of Class B Units Granted
Time Vesting Executive Securities	Performance Vesting Executive Securities	Number of Class C Units Granted
2,597.40 Class B Units	3,896.10 Class B Units	0.50 Class C Units

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EXECUTIVE SUBSCRIPTION AGREEMENT
Schedule I Executive Securities Granted to Ray Bean